THE MASTERS’ SELECT EQUITY FUND

MASTERS’ SELECT INVESTMENT TRUST

INVESTMENT MANAGEMENT AGREEMENT

THIS INVESTMENT MANAGEMENT AGREEMENT is made as of the 20th day of December, 1996, by and between LITMAN/GREGORY FUND ADVISORS, LLC (hereinafter called the “Advisor”) and DAVIS SELECTED ADVISERS LP and its affiliates (hereinafter called “Manager”).

WITNESSETH:

WHEREAS, the Advisor has been retained as the investment adviser to The Masters’ Select Equity Fund (the “Fund”), a series of Masters’ Select Investment Trust (the “Trust”), an open-end management investment company, registered as such under the Investment Company Act of 1940, as amended (the “Investment Company Act”); and

WHEREAS, the Advisor has been authorized by the Trust to retain one of more investment advisers (each an “investment manager”) to serve as portfolio managers for a specified portion of the Fund’s assets (the “Allocated Portion”); and

WHEREAS, Manager is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and is engaged in the business of supplying investment management services as an independent contractor; and

WHEREAS, the Fund and the Advisor desire to retain Manager as an investment manager to render portfolio advice and services to the Fund pursuant to the terms and provisions of this Agreement, and Manager desires to furnish said advice and services; and

WHEREAS, the Trust and the Fund are third party beneficiaries of such arrangements;

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties to this Agreement, which shall include the Trust and the Fund for purposes of the indemnification provisions of Section 10 hereto, intending to be legally bound hereby, mutually agree as follows:

1. Appointment of Manager.

(a) The Advisor hereby employs Manager, and Manager hereby accepts such employment, to render investment advice and related services with respect to an Allocated Portion of the assets of the Fund for the period and on the terms set forth in this Agreement, subject to the supervision and direction of the Advisor and the Trust’s Board of Trustees.

(b) Manager’s employment shall be solely with respect to an Allocated Portion of the Fund’s assets, such Allocated Portion to be specified by the Advisor and subject to periodic increases or decreases at the Advisor’s discretion.

2. Duties of Manager.

(a) General Duties. Manager shall act as one of several investment managers to the Fund and shall invest Manager’s Allocated Portion of the assets of the Fund in accordance with the investment objectives, policies, and restrictions of the Fund as set forth in the Fund’s and Trust’s governing documents, including, without limitation, the Trust’s Agreement and Declaration of Trust and By-Laws; the Fund’s prospectus, statement of additional information, and undertakings; and such other limitations, policies, and procedures as the Advisor or the Trustees of the Trust may impose from time to time in writing to Manager. In providing such services, Manager shall at all times adhere to the provisions and restrictions contained in the federal securities laws, applicable state securities laws, the Internal Revenue Code, and other applicable law.

Without limiting the generality of the foregoing, Manager shall: (i) furnish the Fund with advice and recommendations with respect to the investment of the Manager’s Allocated Portion of the Fund’s assets, (ii) effect the purchase and sale of portfolio securities for Manager’s Allocated Portion; (iii) manage and oversee the investments of the Manager’s Allocated Portion, subject to the ultimate supervision and direction of the Trust’s Board of Trustees; (iv) vote proxies, file required Section 13 ownership reports with respect to Manager’s Allocated Portion, and take other actions with respect to the securities in Manager’s Allocated Portion; (v) maintain the books and records required by the Investment Company Act, the Investment Advisers Act of 1940, or other applicable law to be maintained with respect to the securities in Manager’s Allocated Portion; (vi) furnish reports, statements and other data on securities, economic conditions and other matters related to the investment of the Fund’s assets which the Advisor, Trustees or the officers of the Trust may reasonably request; and (vi) render to the Trust’s Board of Trustees such periodic and special reports with respect to Manager’s Allocated Portion as the Board may reasonably request.

(b) Brokerage. With respect to Manager’s Allocated Portion, Manager shall be responsible for broker-dealer selection and for negotiation of brokerage commission rates, provided that Manager shall not direct orders to an affiliated person of the Manager or any other investment manager without general prior authorization to use such affiliated broker or dealer by the Trust’s Board of Trustees. Manager’s primary consideration in effecting a securities transaction will be execution at the most favorable price. In selecting a broker-dealer to execute each particular transaction, Manager may take the following into consideration: the best net price available; the reliability, integrity and financial condition of the broker-dealer; the size of and difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the investment performance of the Fund on a continuing basis. The price to the Fund in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified by other aspects of the portfolio execution services offered. In accordance with Section 11(a) of the 1934 Act and Rule 11a2-2(T) thereunder, and subject to any other applicable laws and regulations including Section 17(e) of the Act and Rule 17e-1 thereunder, Manager may engage its affiliates, the Advisor and its affiliates or any other investment manager to the Trust and its respective affiliates, as broker-dealers or futures commissions merchants to effect Fund transactions in securities and other investments for the Fund.

Subject to such policies as the Advisor and the Board of Trustees of the Trust may determine, Manager shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker or dealer that provides (directly or indirectly) brokerage or research services to Manager an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if Manager determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or Manager’s or Advisor’s overall responsibilities with respect to the Fund. Manager is further authorized to allocate the orders placed by it on behalf of the Fund to such brokers or dealers who also provide research or statistical material, or other services, to the Trust, the Advisor, or any affiliate of either. Such allocation shall be in such amounts and proportions as Manager shall determine, and Manager shall report on such allocations regularly to the Advisor and the Trust, indicating the broker-dealers to whom such allocations have been made and the basis therefor. Manager is also authorized to consider sales of shares of the Fund as a factor in the selection of brokers or dealers to execute portfolio transactions, subject to the requirements of best execution, i.e., that such brokers or dealers are able to execute the order promptly and at the best obtainable securities price.

On occasions when Manager deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of Manager, Manager, to the extent permitted by applicable laws and regulations, may aggregate the securities to be so purchased or sold in order to obtain the most favorable price or lower brokerage commissions and the most efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by Manager in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

3. Representations of Manager.

(a) Manager shall maintain all licenses and registrations necessary to perform its duties hereunder in good order.

(b) Manager shall conduct its operations at all times in conformance with the Investment Advisers Act of 1940, the Investment Company Act, and any other applicable state and/or self-regulatory organization regulations.

(c) Manager shall maintain errors and omissions insurance in a reasonable amount throughout the term of this Agreement.

4. Independent Contractor. Manager shall, for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized to do so, have no authority to act for or represent the Trust, the Fund, or the Advisor in any way, or in any way be deemed an agent for the Trust, the Fund, or the Advisor. It is expressly understood and agreed that the services to be rendered by Manager to the Fund under the provisions of this Agreement are not to be deemed exclusive, and Manager shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

5. Manager’s Personnel. Manager shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to be necessary to the performance of its obligations under this Agreement. Without limiting the generality of the foregoing, the staff and personnel of Manager shall be deemed to include persons employed or retained by Manager to furnish statistical information, research, and other factual information, advice regarding economic factors and trends, information with respect to technical and scientific developments, and such other information, advice, and assistance as Manager, the Advisor or the Trust’s Board of Trustees may desire and reasonably request.

6. Expenses.

(a) Manager shall be responsible for (i) providing the personnel, office space and equipment reasonably necessary to fulfill its obligations under this Agreement, and (ii) the costs of any special meetings of the Fund’s shareholders or the Trust’s Board of Trustees convened for the primary benefit of Manager, or its fair share of the costs of any special meetings convened for the benefit of Manager as well as for other purposes.

(b) To the extent Manager incurs any costs by assuming expenses which are an obligation of the Advisor or the Fund, the Advisor or the Fund shall promptly reimburse the Manager for such costs and expenses. To the extent Manager performs services for which the Fund or the Advisor is obligated to pay, Manager shall be entitled to reimbursement in such amount as shall be negotiated between Manager and the Advisor.

7. Investment Management Fee.

(a) The Advisor shall pay to Manager, and Manager agrees to accept, as full compensation for all investment management and advisory services furnished or provided to the Fund pursuant to this Agreement, an annual management fee based on Manager’s Allocated Portion, as such Allocated Portion may be adjusted from time to time. Such fee shall be equal to [ ]% of the average daily net assets of the Fund attributable to the Manager’s Allocated Portion, computed on the value of such net assets as of the close of business each day.

(b) The management fee shall be paid by the Advisor to Manager monthly in arrears on the first business day of each month.

(c) The initial fee under this Agreement shall be payable on the tenth business day of the first month following the effective date of this Agreement and shall be prorated as set forth below. If this Agreement is terminated prior to the end of any month, the fee to Manager shall be prorated for the portion of any month in which this Agreement is in effect which is not a complete month according to the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the number of calendar days in the month, and shall be payable within ten (10) days after the date of termination.

(d) The fee payable to Manager under this Agreement will be reduced to the extent of any amount owed by Manager to the Advisor or the Fund.

(e) Manager voluntarily may reduce any portion of the compensation or reimbursement of expenses due to it pursuant to this Agreement and may agree to make payments to limit the expenses which are the responsibility of the Advisor or the Fund under this Agreement. Any such reduction or payment shall be applicable only to such specific reduction or payment and shall not constitute an agreement to reduce any future compensation or reimbursement due to Manager hereunder or to continue future payments. Any such reduction will be agreed to prior to accrual of the related expense or fee and will be estimated daily and reconciled and paid on a monthly basis.

8. Conflicts with Trust’s Governing Documents and Applicable Laws. Nothing herein contained shall be deemed to require the Trust or the Fund to take any action contrary to the Trust’s Agreement and Declaration of Trust, By-Laws, or any applicable statute or regulation, or to relieve or deprive the Board of Trustees of the Trust of its responsibility for and control of the conduct of the affairs of the Trust and the Fund. In this connection, Manager acknowledges that the Advisor and the Trust’s Board of Trustees retain ultimate plenary authority over the Fund, including the Allocated Portion, and may take any and all actions necessary and reasonable to protect the interests of shareholders, with notice to and in coordination with Manager.

9. Reports and Access. Manager agrees to supply such information to the Advisor and to permit such compliance inspections by the Advisor or the Fund as shall be reasonably necessary to permit the administrator to satisfy its obligations and respond to the reasonable requests of the Trustees.

10. Standard of Care, Liability and Indemnification.

(a) Manager shall exercise reasonable care and prudence in fulfilling its obligations under this Agreement.

(b) Manager shall have responsibility for the accuracy and completeness (and liability for the lack thereof) of the statements furnished by Manager for use by the Advisor in the Fund’s offering materials (including the prospectus, the statement of additional information, advertising and sales materials) that pertain to Manager and the investment of Manager’s Allocated Portion of the Fund. Manager shall have no responsibility or liability with respect to other disclosures.

(c) In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of the obligations or duties hereunder on the part of Manager, Manager shall not be subject to liability to the Advisor, the Trust or the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund.

(d) Each party to this Agreement, including the Trust, shall indemnify and hold harmless the other party and the shareholders, directors, officers and employees of the other party (any such person, an “Indemnified Party”) against any loss, liability, claim, damage or expense (including the reasonable cost of investigating and defending any alleged loss, liability, claim, damage or expenses and reasonable counsel fees incurred in connection therewith) arising out of the indemnified Party’s performance or non-performance of any duties under this Agreement provided, however, that nothing herein shall be deemed to protect any Indemnified Party against any liability to which such Indemnified Party would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of duties hereunder or by reason of reckless disregard of obligations and duties under this Agreement.

(e) No provision of this Agreement shall be construed to protect any Trustee or officer of the Trust, or officer of the Advisor, from liability in violation of Sections 17(h) and (i) of the Investment Company Act.

11. Non-Exclusivity; Trading for Manager’s Own Account. The Advisor’s employment of Manager is not an exclusive arrangement. The Advisor anticipates that it will employ other individuals or entities to furnish it with the services provided for herein. Likewise, Manager may act as investment adviser for any other person, and shall not in any way be limited or restricted from buying, selling or trading any securities for its or their own accounts or the accounts of others for whom it or they may be acting, provided, however, that Manager expressly represents that it will undertake no activities which will adversely affect the performance of its obligations to the Fund under this Agreement; and provided further that Manager will adhere to a code of ethics governing employee trading and trading for proprietary accounts that conforms to the requirements of the Investment Company Act and the Investment Advisers Act of 1940, which has been provided to the Board of Trustees of the Trust.

12. Term.

(a) This Agreement shall become effective at the time the Fund commences operations pursuant to an effective amendment to the Trust’s Registration Statement under the Securities Act of 1933 and shall remain in effect for a period of two (2) years, unless sooner terminated as hereinafter provided. This Agreement shall continue in effect thereafter for additional periods not exceeding one (1) year so long as such continuation is approved for the Fund at least annually by (i) the Board of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Fund and (ii) the vote of a majority of the Trustees of the Trust who are not parties to this Agreement nor interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval, and (iii) the Advisor. The terms “majority of the outstanding voting securities” and “interested persons” shall have the meanings as set forth in the Investment Company Act.

(b) The Fund and its distributor may use the name “Davis Selected Advisers LP” or a derivation of such name including the words “Davis” and/or “Davis Selected Advisers” only for Fund purposes and only so long as this Agreement or any extension, renewal or amendment hereof remains in effect. Within sixty (60) days from such time as this Agreement shall no longer be in effect, the Fund shall cease to use such a name or any other name connected with Manager.

13. Termination; No Assignment.

(a) This Agreement may be terminated by the Advisor or the Trust on behalf of the Fund at any time without payment of any penalty, by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of a Fund, upon sixty (60) days’ written notice to Manager, and by Manager upon sixty (60) days’ written notice to the Advisor. In the event of a termination, Manager shall cooperate in the orderly transfer of the Fund’s affairs and, at the request of the Board of Trustees, transfer any and all books and records of the Fund maintained by Manager on behalf of the Fund which are not otherwise available to the Fund.

(b) This Agreement shall terminate automatically in the event of any transfer or assignment thereof, as defined in the Investment Company Act.

14. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

15. Captions. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

16. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act and the Investment Advisors Act of 1940 and any rules and regulations promulgated thereunder.

17. Notice. Any notice that is required to be given by the parties to each other under the terms of this Agreement shall be in writing, delivered, or mailed postpaid to the other party, or transmitted by facsimile with acknowledgment of receipt, to the parties at the following addresses or facsimile numbers, which may from time to time be changed by the parties by notice to the other party:

(a) If to Manager:

Davis Selected Advisers LP

124 East Marcy Street

Santa Fe, NM 87501

Attention: Edward A. Leskowicz, Jr.

Telephone: (505) 820-3039

Facsimile: (505) 820-3002

(b) If to the Advisor:

Litman/Gregory Fund Advisors, LLC

4 Orinda Way, Suite 230-D

Orinda, California 94563

Attention: Kenneth L. Gregory

Telephone: (510) 254-8999

Facsimile: (510) 254-0335

(c) If to the Trust:

Masters’ Select Investment Trust

4 Orinda Way, Suite 230-D

Orinda, California 94563

Attention: Kenneth L. Gregory

Telephone: (510) 254-8999

Facsimile: (510) 254-0335

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers, all on the day and year first above written.

LITMAN/GREGORY FUND ADVISORS, LLC		DAVIS SELECTED ADVISERS LP

By:	/s/ Kenneth E. Gregory	By:	/s/ Andrew Davis

	President		President

As a Third Party Beneficiary,

MASTERS’ SELECT INVESTMENT TRUST

on behalf of

THE MASTERS’ SELECT EQUITY FUND

By:	/s/ Kenneth E. Gregory

Amendment to the Investment Sub-advisory Agreement dated December 20, 1996

Between Litman/Gregory Fund Advisors LLC and Davis Selected Advisers, LP

Litman/Gregory Fund Advisors LLC (Adviser) and Davis Selected Advisers L.P. (Sub-advisor) entered into a mutual fund sub-advisory relationship in December 1996. Per the Investment Sub-advisory Agreement dated December 16, 1996 (the Agreement) the Sub-advisor agreed to provide sub-advisory services to the Adviser for the Masters Select Equity Fund for the following fee:

[Fee Table]

The Advisor and Sub-advisor now agree to amend this fee effective May 1, 2004 to reflect the following annual fee:

[Fee Table]

LITMAN/GREGORY FUND ADVISORS, LLC	DAVIS SELECTED ADVISERS L.P.

/s/ John Coughlan	/s/ Kenneth Eich
John Coughlan Chief Operating Officer	Kenneth Eich Chief Operating Officer

As a Third Party Beneficiary, MASTERS’ SELECT FUNDS TRUST On behalf of THE MASTERS’ SELECT EQUITY FUND

/s/ John Coughlan
John Coughlan Treasurer

4-22-04
Date

April 21, 2004

Mr. John Coughlan

Chief Operating Officer

Litman/Gregory Fund Advisors, LLC

4 Orinda Way

Suite 230-D

Orinda, CA 94563

Dear Mr. Coughlan:

As requested, enclosed in duplicate is Amendment to the Investment Sub-advisory Agreement dated December 20, 1996, effective May 1, 2004, between Litman/Gregory Fund Advisors, LLC and Davis Selected Advisers, L.P., which has been signed on our behalf. Please return a fully executed copy of the agreement to me for our files.

Sincerely,

/s/ Kathleen E. Gossert
Kathleen E. Gossert Executive Assistant to Kenneth C. Eich, Chief Operating Officer

Enclosures

2949  East Elvira Road   —   Suite  101   —  Tucson, AZ 85706   —  800.279.2279